                                                                    EXHIBIT 99.2


THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS RESPONSE ONCOLOGY, INC. HAS BEEN FURNISHED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH TRANSACTION WILL NOT VIOLATE SUCH REGISTRATION REQUIREMENTS.

THIS NOTE IS SUBJECT TO THE PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED OCTOBER 4, 1996, AMONG RESPONSE ONCOLOGY, INC., NATIONSBANK OF TENNESSEE, N.A., AS AGENT, AND SEAFIELD CAPITAL CORPORATION.


                             RESPONSE ONCOLOGY, INC.
NO. 1996A-1                                                      $23,500,000
                        ADJUSTABLE RATE CONVERTIBLE NOTE
                               DUE AUGUST 31, 1998
                              Dated October 4, 1996

         For value received, RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Company"), hereby promises to pay to SEAFIELD CAPITAL CORPORATION, a Missouri corporation ("Seafield"), or its registered assigns, the principal sum of TWENTY-THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($23,500,000), or such lesser amount of principal as is outstanding under this Note, together with interest on the unpaid principal portion thereof, as herein provided.

         The principal amount of this Note, together with any accrued and unpaid interest thereon, shall be payable in full on the earliest of (i) August 31, 1998 (ii) the first date prior to January 1, 1997 on which the Company receives proceeds from an offering or other sale of its Capital Stock or Senior Subordinated Indebtedness, or (iii) such date after December 31, 1996 as is specified by the Holder, provided that such date is on or after a date on which the Company receives proceeds from an offering of its Capital Stock or Senior Subordinated Indebtedness. Payments under (ii) and (iii) may be made only from the proceeds of such offering or sale.

         Principal of this Note shall bear interest from the date principal is advanced at a rate per annum equal to the Note Rate as in effect from time to time. Interest on this Note shall be paid on the last day of each quarter (i.e., December 31, March 31, June 30 and September 30) and at maturity or upon redemption or conversion. Interest hereunder shall be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days.

         Such principal and interest payments shall be made to Seafield or to such other person in whose name this Note is registered (Seafield or such other person being referred to as the "Holder") on the register maintained by the Secretary of the Company ("Note Register") at the close of business on the "Record Date" for such principal and interest installment. Such Record Date shall be the fifth day (whether or not a Business Day) next preceding such principal and interest payment date.

         Payment of the principal of and interest on this Note will be made to the Holder at the Principal Executive Office of the Company in Memphis, Tennessee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the request of the Holder made on or before the Record Date payment may be made by check mailed to the address of the Holder as such address shall appear in the Company's Note Register or by wire transfer to such account as may be specified to the Company in writing by the Holder.

         This Note is that certain promissory note referred to in and issued pursuant to the Loan Agreement dated October 4, 1996, between the Company and Seafield and this Note is entitled to the benefit of said Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the loan evidenced hereby is made. This Note is designated as the Company's Adjustable Rate Convertible Note, No. 1996A-1, due August 31, 1998 (the "Note") and when issued was in the principal amount of $23,500,000. This
Note is convertible as provided in Section 3 hereof.

         The books and records of the Holder shall be presumptive (i) as to the amount and date of each advance of monies hereunder and under the Loan Agreement, and (ii) as to the amount from time to time of the unpaid principal amount of this Note.

         This Note was originally issued to fund the acquisition by the Company of the New Oncology Practices, as herein defined, and to fund $3 million of Company working capital.

The following terms apply to this Note:

         SECTION 1.  Certain Definitions.

         As used in this Note:

         "Affiliate" means (i) with respect to any specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Boca Assumed Debt" means Indebtedness of The Center for Hematology-Oncology, P.A., a Florida professional association, aggregating $76,000, assumed by the Company as partial payment of the acquisition price for assets of said professional association.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

         "Capital Lease" means any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles; provided that any such lease will not be deemed a Capital Lease for purposes of this Note or the Loan Agreement if the obligations and rental commitments thereunder do not or will not exceed $25,000 in any year and if the aggregate of the obligations and rental commitments under all such leases do not or will not exceed $500,000 in any year.

         "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person.

         "Common Stock" means the Company's Common Stock, par value $ .01 per share, or any shares of Capital Stock of the Company into which such stock shall hereafter be changed or reclassified.

         "Credit Facility" means the credit facility provided for in the Senior Debt Agreements, as that term is defined in the Subordination Agreement.

         "Indebtedness" of any Person means (i) any liability of such Person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation or deferred payment obligation) given in connection with the acquisition of any services, property or assets (other than inventory, other accrued current liabilities or similar property acquired in the ordinary course of business), including securities (but excluding reverse repurchase agreements entered into in the ordinary course of business), (c) for the payment of a Capital Lease obligation of such person or (d) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction (other than trade letters of credit issued in the ordinary course of business; provided, that failure to make prompt reimbursement of any trade letter of credit shall be deemed to be the incurrence of Indebtedness); (ii) any guarantee by such Person of any liability of others described in clause (i) above or any obligation of such Person with respect to any liability of others described in clause (i) above, including liability of others secured by a lien on the property of such Person, whether or not the liability so secured has been assumed by such Person; and (iii) all Interest Rate Protection Obligations of such Person. Indebtedness shall not include operating leases or trade accounts payable.

         "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Knoxville Assumed Debt" means Indebtedness of the Knoxville Oncology Practice under Capital Lease obligations aggregating $93,475 assumed by the Company as partial payment of the acquisition price of the Knoxville Oncology Practice.

         "Knoxville  Oncology  Practice"  means  Knoxville   Hematology-Oncology
Associates, whose principal business office is located in Knoxville, Tennessee.

         "Loan Agreement" means the Loan Agreement dated October 4, 1996 between the Company and Seafield, pursuant to which this Note has been issued.

         "New Oncology Practices" means Weinreb, Weisberg & Weiss, M.D., P.A.; Drs. Antonucci, McCormack, Haraf & Kerns; Hematology Oncology of the Treasure Coast, P.A.; The Center for Hematology-Oncology, P.A.; and Lawrence A. Snetman, M.D., P.A.

         "Note Rate" means, at all times prior to April 1, 1997, eight percent (8%) per annum; at all times after March 31, 1997 and prior to July 1, 1997, ten percent (10%) per annum; and at all times after June 30, 1997, twelve percent (12%) per annum.

         "pari passu" when used with respect to the ranking of any indebtedness of any Person in relation to other Indebtedness of such Person, means that each such indebtedness (a) either (i) is not subordinated in right of payment to any other Indebtedness of such Person or (ii) is subordinate in right of payment to the same Indebtedness of such Person as is the other and is so subordinate to the same extent, and (b) is not subordinate in right of payment to the other or to any Indebtedness of such Person as to which the other is not so subordinate.

         "Person" means an individual, corporation,  partnership, joint venture,
trust,   unincorporated  organization  or  government  or  agency  or  political subdivision thereof.

         "Physician Assumed Debt" means the Knoxville Assumed Debt, the Boca Assumed Debt and the Weinreb, Weisberg & Weiss Assumed Debt.

         "Physician Notes" means (i) the note payable to the partners of the Knoxville Oncology Practice, in the principal amount of $150,000, as partial payment of the acquisition price therefor, (ii) the note payable to the shareholders of Oncology Hematology Group of South Florida, P.A., in the principal amount of $5,959,972, as partial payment of the acquisition price therefor, (iii) the note payable to the shareholders of St. Petersburg Oncology, Inc., in the principal amount of $5,100,000, as partial payment of the acquisition price therefor, (iv) the note payable to the shareholders of Rosenberg & Kalman, M.D., P.A., in the principal amount of $1,900,000, as partial payment of the acquisition price therefor, (v) the note payable to the shareholders of Weinreb, Weisberg & Weiss, M.D., P.A., in the principal amount of $417,812, as partial payment of the acquisition price therefor, (vi) the note payable to the partners of Drs. Antonucci, McCormack, Haraf & Kerns, a Tennessee partnership, in the principal amount of $725,000, as partial payment of the acquisition price therefor, (vii) the note payable to the shareholders of Hematology Oncology of the Treasure Coast, P.A., in the principal amount of $1,362,500, as partial payment of the acquisition price therefor, (viii) the note payable to The Center for Hematology-Oncology, P.A., in the principal amount of $4,000,000, as partial payment of the acquisition price for the assets thereof, and (ix) the note payable to the shareholders of Lawrence A. Snetman, M.D., P.A., in the principal amount of $90,000, as partial payment of the acquisition price therefor.



         "Principal Executive Office" means 1775 Moriah Woods Boulevard, Memphis, Tennessee 38117.

         "Recapitalization Plan" means a plan submitted to the Company by Seafield for the recapitalization of the Company's Capital Stock which (i) provides (A) that the Capital Stock of the Company owned by Seafield immediately after consummation of the recapitalization which was derived from Capital Stock of the Company which immediately before consummation of the recapitalization had been owned by Seafield for at least 5 years would constitute Capital Stock possessing at least 80% of the total combined voting power of all classes of Capital Stock of the Company entitled to vote and (B) that the Company will not have authorized or outstanding any shares of a class of Capital Stock which are not Voting Stock, and (ii) makes no changes in the capital structure of the Company except as necessary to accomplish the foregoing. For purposes of this definition, "Capital Stock" shall have the same meaning as the term "stock" in
Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code") and percentages of voting power shall be determined in a manner consistent with the requirements of Section 355 of the Code.

         "Required Approvals" means all approvals required under state and federal laws, rules or regulations or under rules of applicable regulatory and self-regulatory agencies or bodies to enable the Company to effect the Recapitalization Plan.

         "Senior Subordinated Indebtedness" means Indebtedness of the Company which is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is either evidenced by one of the Physician Notes or is also subordinated in right of payment, in a manner satisfactory to the Holder, to the Indebtedness evidenced by this Note.

         "Shareholder Approval" means approval by the holders (including without limitation Seafield) of a majority of the issued and outstanding shares of the Company's Common Stock (i) of a change in the Conversion Price (as defined in Section 3 hereof) to $11.00 and the issuance of shares of Company Common Stock pursuant to the Conversion Privilege contained in Section 3 hereof based upon a Conversion Price of $11.00, and (ii) of the issuance of the Warrant provided for in Section 5(d) of the Loan Agreement and shares of the Company's Common Stock in connection with one or more exercises of said Warrant pursuant to the terms thereof.

         "Subordination Agreement" means the Subordination Agreement dated October 4, 1996, among the Company, Seafield and NationsBank of Tennessee, N.A., as Agent.

         "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries and which is a "significant subsidiary" as defined in Rule 1-01 (w) of Regulation S-X of the Securities and Exchange Commission.

         "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

         "Warrant Issuance Event" means any of the following, unless all principal of and interest on the Note is paid in full prior to January 1, 1997 and simultaneously therewith 909,000 shares of the Company's Common Stock are purchased from Seafield at a price per share of $11.00: (i) the failure by the Company to file with the Securities and Exchange Commission within 30 days after the later of (A) the earlier of (x) the date upon which the principal of and interest on this Note is paid in full, and (y) January 1, 1997 and (B) the date upon which Seafield submits to the Company in writing a request for and the terms of a Recapitalization Plan (such later date being the "Notice Date"), a preliminary proxy statement providing for, among other things, a meeting of the Company's shareholders, to be held not later than 120 days after the Notice Date, for the purpose of obtaining all Required Approvals by said shareholders (including shareholders other than Seafield) of the Recapitalization Plan; or
(ii) the failure by the Company's Board of Directors to unconditionally recommend the Recapitalization Plan by way of a statement of such recommendation in the definitive proxy statement and other materials sent to the Company's shareholders in connection with the shareholders meeting contemplated herein; or
(iii) any change in or withdrawal of the recommendation of the Recapitalization Plan by the Company's Board of Directors after the date of the definitive proxy statement; or (iv) a failure to hold the contemplated meeting of the Company's shareholders by the 120th day following the Notice Date.

         "Weinreb, Weisberg & Weiss Assumed Debt" means Indebtedness of Weinreb, Weisberg & Weiss, M.D., P.A., under Capital Note obligations aggregating $13,000, assumed by the Company as partial payment of the acquisition price of Weinreb, Weisberg & Weiss, M.D., P.A., located in Tamarac, Florida.

         SECTION 2. Limitation on Other Indebtedness. Neither the Company nor any Subsidiary of the Company will issue, assume, guarantee or otherwise become liable for, directly or indirectly, or suffer to exist, any Indebtedness unless
(i) such Indebtedness (other than the Physician Notes, the Physician Assumed Debt, and borrowings under the Credit Facility) is subordinated in right of payment to this Note in a manner satisfactory to the Holder and (ii) such Indebtedness (other than the Physician Assumed Debt and borrowings under the Credit Facility) is unsecured. The Company covenants that Indebtedness under the Physician Notes and the Physician Assumed Debt is or when issued will be pari passu in right of payment with Indebtedness under this Note except that Indebtedness under the Physician Assumed Debt may remain secured by property of the Knoxville Oncology Practice to the extent so secured on April 1, 1996 and by property of one or more of the

New Oncology Practices, to the extent so secured on the date a New Oncology Practice is acquired by the Company or a Subsidiary of the Company.

         SECTION 3.  Conversion Rights.

                  (a) The Holder shall have the option, exercisable in writing at any time until the time this Note is paid in full or redeemed in full (and whether this Note has been called for redemption prior to the exercise of such option) to convert this Note in its entirety or in part into shares of the Company's fully paid and non-assessable Common Stock at the conversion price determined as provided herein (the "Conversion Price".) Upon the surrender of this Note, accompanied by a conversion notice in the form attached hereto properly completed and duly executed by the Holder (a "Conversion Notice"), the Company shall issue and, within three business days after such surrender of this Note with the Conversion Notice, deliver to or upon the order of the Holder (i) that number of shares of Common Stock as shall be determined in accordance herewith and (ii) payment of the accrued and unpaid interest on the part of this Note which is the subject of the Conversion Notice. The number of shares of Common Stock to be issued upon conversion of this Note or a part thereof shall be determined by dividing the principal amount of the Note to be converted, as specified in the Conversion Notice, by the Conversion Price in effect on the date the Conversion Notice is delivered by the Holder to the Secretary of the Company at its Principal Executive Office; provided that if the number of shares of Common Stock so to be issued would be equal to or exceed 20% of the number of shares of Common Stock outstanding at the time the Conversion Notice is delivered ("20% of the Outstanding Shares"), then the Conversion Notice will be deemed to be modified so as to specify an amount of principal of the Note for conversion which would result in the issuance by the Company of the largest number of shares of Common Stock which is less than 20% of the Outstanding Shares. The Holder shall be entitled to all rights of a shareholder of the Company as of such date.

                  (b) The Conversion Price shall be the highest bid price for the Company's Common Stock at the close of trading on the last trading day before a Conversion Notice is delivered by the Holder to the Secretary of the Company, as posted on the National Association of Securities Dealers automated quotation system; provided that after December 31, 1996, subject to the Shareholder Approval, the Conversion Price shall be $11.00. The Conversion Price will be appropriately adjusted to eliminate the impact of any dividend or other distribution (whether in cash, securities or property), stock split, reclassification, recapitalization, reverse stock split or similar event the record date for which is after the date of this Note and prior to the date a Conversion Notice is received by the Company.

                  (c) If pursuant to the Conversion Notice, the Holder elects to convert less than all of the Note, the Company will issue a new Note of like tenor to the Holder for the unconverted portion hereof, with appropriate changes to reflect the reduced principal amount after giving effect to such conversion.

                  (d) The Company covenants that during the period the foregoing conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the conversion of this Note or any part thereof. The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note or any part thereof.

                  (e) Except as otherwise provided in this Note or agreed by the Holder, this Note may be converted by the Holder by (i) submitting to the Borrower a Conversion Notice in the form attached to this Note and (ii) surrendering this Note at the Principal Executive Office of the Company.

                  (f) The Shares of Common Stock issuable upon the conversion of this Note or any part thereof may not be sold or transferred unless either (i) they first shall have been registered under the Securities Act ot 1933, as amended (the "Act") and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel experienced in securities laws matters (which counsel and opinion shall be reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act and all applicable state securities laws. Each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:


    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor, free of any transfer legend, if, with such request, the Company shall have received either (i) an opinion of counsel experienced in securities laws matters (which counsel and opinion are reasonably acceptable to the Company) to the effect that any such legend may be removed from such certificate, or (ii) if the present paragraph (k) of Rule 144 or a substantially similar successor rule remains in force and effect, satisfactory representations from the holder that such holder is not then, and has not been during the preceding three (3) months, an affiliate of the Company, and that a period of at least three (3) years has elapsed since the later of the date the securities were acquired (as determined under Rule 144) from the Company or an affiliate of the Company.

         SECTION 4. Events of Default. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (a) default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of 5 days;

                  (b) default in the payment of the principal of this Note when due and payable;

                  (c) failure by the Company to use substantially all of the proceeds of any advance under this Note and the Loan Agreement to acquire one or more of the New Oncology Practices; provided that up to $3,000,000 of the Indebtedness evidenced by this Note may be used for general working capital of the Company;

                  (d) failure by the Company to issue to the Holder the number of shares of Common Stock issuable upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Note;

                  (e) the occurrence of an Event of Default under the Loan Agreement;

                  (f) default in the performance, or breach, of any covenant or agreement of the Company under this Note (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere in this Section), and continuance of such default or breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and stating that such notice is a "Notice of Default";

                  (g) (i) an event of default shall have occurred under any mortgage, bond, indenture, loan agreement or other document evidencing any Indebtedness of the Company or any Subsidiary for money borrowed, which Indebtedness has an aggregate outstanding principal amount of not less than $500,000, and such default shall result in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final stated maturity of any such Indebtedness outstanding in an aggregate principal amount of not less than $500,000 and, in each case, ten (10) Business Days shall have elapsed after such event during which period such event shall not have been cured or rescinded or such Indebtedness shall not have been satisfied;

                  (h) final judgments or orders shall have been rendered against the Company or any Subsidiary by a court or regulatory agency of competent jurisdiction which require the payment in money, either individually or in an aggregate amount, that is more than $ 500,000 (other than any judgment as to which a reputable insurance company has accepted full liability) and such judgment or order shall not be discharged and either (i) any creditor shall have commenced an enforcement proceeding upon such judgment or order, which enforcement proceeding shall have remained
                                       9
unstayed for a period of ten (10) days, or (ii) a period of sixty (60) days during which a stay of enforcement shall not be in effect shall have elapsed following the date on which any period for appeal has expired;

                  (i) a decree or order shall have been entered by a court having jurisdiction for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization or similar law or adjudging the Company or any Subsidiary a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and any such decree or order remains unstayed and in effect for a period of sixty (60) consecutive days; or

                  (j) the Company or any Subsidiary shall have instituted a voluntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the Company or any Subsidiary shall have consented to the entry of a decree or order for relief in respect of the Company or any Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other applicable federal or state law or to the institution of bankruptcy or insolvency proceedings against the Company or any Subsidiary, or the Company or any Subsidiary shall have filed a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or consented to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any of the Company or any Subsidiary or of any substantial part of its property, or shall have made an assignment for the benefit of creditors, or admitted in writing its inability to pay its debts generally as they become due or taken corporate action in furtherance of any such action;

Upon the occurrence of an Event of Default, then, in the case of an event described in (i) or (j) above, this Note shall immediately become due and payable, together with interest accrued hereon or, in the case of any other event described above, the Holder of the Note may declare this Note, together with all interest accrued hereon to be due and payable and, upon such declaration, this Note together with accrued interest hereon shall be due and payable on the date specified in the declaration, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company. The holder of this Note may also proceed to protect and enforce its rights either by suit in equity and/or by action at law, or by other appropriate proceedings, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Holder of this Note, including its right to convert this Note.

         SECTION 5. Registration of Transfers. The Company shall register the transfer of this Note upon records to be maintained by the Company for that purpose, upon surrender of this Note, with the Form of Assignment attached hereto duly filled in and signed, and, if the transfer is prior to

January 1, 1997, with the Form of Assumption attached hereto duly signed by the transferee, to the Secretary of the Company at the Company's Principal Executive Offices. Any such request for transfer must be accompanied by an opinion of counsel satisfactory to the Company that such transfer will not violate the registration requirements of the Securities Act of 1933. Upon any such registration of transfer, a new Note, in substantially the form of this Note, evidencing the Note so transferred, shall be issued to the transferee.

         SECTION 6. Payment of Taxes. The Company shall not be required to pay any tax in respect of the transfer of the Note.

         SECTION 7. Redemption. The Note is subject to complete redemption at the option of the Company, at any time prior to April 1, 1997, upon not less than 20 nor more than 40 days' written notice, at a redemption price equal to 100% of the principal amount of this Note together with accrued interest on this Note to the redemption date. This Note is not subject to partial redemption at any time, and is not subject even to complete redemption at the option of the Company after March 31, 1997.


         This Note does not have the benefit of any sinking fund obligations.

         SECTION 8. Mutilated or Missing Note. If this Note shall be mutilated, lost, stolen or destroyed, upon request by the Holder hereof, the Company will issue, in exchange for and upon cancellation of the mutilated Note, or in substitution for the lost, stolen or destroyed Note, a new Note, in substantially the form of this Note, of like tenor and maturity and having the same principal amount, but, in the case of loss, theft or destruction, only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of this Note and, if requested by the Company, indemnity reasonably satisfactory to it.

         SECTION 9.  Restriction on Transfer.

                  (a) This Note shall not be transferred unless the Company has been furnished an opinion of counsel satisfactory to it that such transaction will not violate the registration provisions of the Securities Act of 1933 or any applicable state securities law.

                  (b) This Note may not be transferred prior to January 1, 1997 unless the proposed transferee assumes in writing the obligations of Seafield under the Loan Agreement to advance funds as set forth in the Loan Agreement.

                  (c) This Note and each Note issued upon transfer or exchange shall bear a legend (the "Restrictive Legend") as to the restrictions on resale contained or provided for in this Section 9 in substantially the form set forth at the beginning of this Note.

         SECTION 10. Financial Information. Until this Note is paid in full, if at any time the Company ceases to be a reporting company under the Securities Exchange Act of 1934, the Company agrees to furnish to the registered Holder, at the address specified in the Note Register, within forty-five (45) days after the end of each quarter, a copy of the Company's quarterly unaudited financial statements, and within one hundred twenty (120) days after the end of the Company's fiscal year, a copy of the Company's annual audited consolidated financial statements.

         SECTION 11. Notices. All notices, requests, demands and other communications relating to the Note shall be in writing, including by telex, telegram or cable, addressed, if to the registered holder hereof, to it or them at the address(es) furnished by said registered holder(s) to the Company, and if to the Company, to it at the Principal Executive Office, Attention: Secretary, or to such other address as any party shall notify the other party in writing, and, except as provided in Section 3(a), shall be effective, in the case of written notice by mail, upon placement into the mails (first class, postage prepaid), and in the case of notice by telex, telegram or cable, on the day sent.

         SECTION 12. Binding Effect. This Note shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the registered holder or holders from time to time of this Note.

         SECTION 13. Survival of Rights and Duties. This Note shall terminate and be of no further force and effect on the date the principal hereof and all interest hereon shall have been paid in full.

         SECTION 14. Governing Law. This Note shall be construed in accordance with and governed by the internal laws of the State of Missouri.

         IN WITNESS WHEREOF, the Company has caused this Note to be executed under its corporate seal by its officers thereunto duly authorized as of the date hereof.

                                           RESPONSE ONCOLOGY, INC.


[CORPORATE SEAL]
                                            By: ____________________________
                                                  Joseph P. Clark
                                                  President and Chief  Executive
ATTEST:                                           Officer


_____________________________
          Secretary

                               FORM OF ASSIGNMENT

     FOR VALUE RECEIVED, ________________________ hereby sells, assigns and transfers to the assignee set forth below all of the rights of the undersigned in and to this Note:

            Name of Assignee                   Address


                                                Name of Holder


                                                _______________________________

Dated:__________________, 199__                 By: ___________________________

                                                Title: -----------------------

                               FORM OF ASSUMPTION

         In consideration of the transfer to it of this Note, the undersigned transferee hereby assumes and agrees to perform all remaining obligations of the Lender under the Loan Agreement to advance monies. The transferee, the transferor and the Company each acknowledge that the amount of such remaining obligations is $ ______________________.


                                                Name of Transferee

Dated: _________________________                ______________________________

                                                By: __________________________

                                                Title: _______________________



                                                Name of Transferor

                                                ______________________________

Dated: _________________________                By: __________________________

                                                Title: _______________________



                                                RESPONSE ONCOLOGY, INC.


Dated: _________________________                By: __________________________

                                                Title: _______________________

                                CONVERSION NOTICE

To Response Oncology, Inc.

         The undersigned Holder of this Note irrevocably exercises the option to convert either all of this Note, or the portion noted below, into shares of Common Stock of Response Oncology, Inc. in accordance with the terms of this Note, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares, be issued and delivered to the registered Holder of this Note unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

            Convert the entire principal              Name Of Holder
_________   amount of this Note

            Convert $ __________ of the               _________________________
_________   principal of this Note, and issue         By: _____________________
            a new Note for the unconverted            Title: __________________
            portion, in accordance with Section
            3(c) of this Note

Dated ________________, 19__




         Fill in for registration of shares of Common Stock if to be issued otherwise than to the registered Holder.

________________________________           ____________________________________
Name of Person to Whom  Shares             (Social  Security  or Other  Taxpayer
are to be issued and payment for           Identifying  Number)
fractional shares is to be made (if
other than registered holder)


_________________________________
Address including zip code number